Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMUNICATIONS SYSTEMS, INC. REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

Minnetonka, MN – November 3, 2017 – Communications Systems, Inc. (NASDAQ: JCS) (“CSI” or the “Company”), a global provider of connectivity infrastructure and services for deployments of broadband networks, today announced financial results for the third quarter (“Q3”) ended September 30, 2017, including a discussion of results of operations by segment.

Third Quarter 2017 Summary

●	Q3 2017 consolidated sales were $20.4 million, compared to $25.6 million in Q3 2016, lower due to a decrease in sales in Suttle and Transition Networks.

●	Operating loss was $4.7 million in Q3 2017 compared to $1.2 million in Q3 2016. The 2017 operating loss was primarily driven by operating losses at Suttle, which included $796,000 of restructuring costs incurred in the closing of its Costa Rica facility as it completed moving these operations to Minnesota, a $2.6 million write off of excess and obsolete inventory primarily related to its legacy products and the loss of business for a custom telecommunications product, and a $417,000 write off of pre-paid royalties related to a third-party product development agreement. In the 2016 Q3, the Company had no restructuring costs and Suttle’s excess and obsolete inventory adjustment was $353,000.

●	Transition Networks achieved operating income of $176,000 in the current quarter compared to $1.6 million in Q3 2016. Q3 operating income was lower due to lower sales and $343,000 in excess and obsolete inventory write offs and adjustments. In the 2016 Q3, Transitions Networks’ excess and obsolete inventory adjustment was $88,000.

●	JDL Technologies had operating income of $412,000 in Q3 2017 compared to operating income of $450,000 in Q3 2016.

●	CSI’s Q3 2017 net loss was $4.5 million, or $(0.50) per diluted share, compared to a net loss of $1.3 million, or $(0.14) per diluted share, in Q3 2016. Due to the uncertainty on the timing of our return to profitability, we have applied a tax valuation allowance to the 2017 tax provision and have not recorded a tax benefit for the operating loss.

●	CSI’s balance sheet at September 30, 2017 had working capital of $38.2 million, which included cash, cash equivalents and investments of $17.8 million compared to $44.0 million at December 31, 2016, which included $16.2 million cash, cash equivalents and investments. Cash decreased from 2017 Q2 as we made the larger final payments in closing our Costa Rica operations.

CSI’s Chief Executive Officer Roger H.D. Lacey commented, “Our return to profitability has taken longer than we expected due to the continuing difficult trading conditions for our Suttle business at Tier 1 Telecommunication companies. We had expected revenue decline in Suttle’s legacy products as we discontinued several low-margin products; this led to substantial excess and obsolete inventory adjustments in the quarter. Concurrently we are continuing to reposition the Suttle sales force to focus on builder/developer community and low-voltage electrical contractors to promote our superior MediaMAXTM and FutureLinkTM programs which are beginning to gain momentum. Activity is intense at Suttle’s Hector manufacturing plant right now, as the plant takes on products from the now closed Costa Rica facility. We also started many Lean-Six Sigma projects with our goal of creating a production facility based on lean principles with more automation that will result in substantially improved costs and margins. In summary, while solid progress is being made at Suttle, its present business situation continues to cloud the overall progress in the Company.

“Transition Networks has now achieved five consecutive quarters of operating income despite delays in federal projects and some product availability issues, which they are addressing to ensure steady and timely delivery of products. Its new product1 sales grew 14% over the previous quarter to $3.1 million and contributed approximately 34% of Transition Networks’ sales for the quarter. Federal government sales were soft due to timing of key committed projects that we now expect in Q4 and into 2018. September sales were strong, we have a healthy customer order backlog and as noted above, we have a path to resolve supply chain issues that have delayed delivery of some products.

“JDL had a strong quarter compared to plan and excluding the goodwill impairment charge taken in the previous quarter, has achieved ten consecutive profitable quarters. Its Cloud service transformation offering is now gaining traction.

“The Net2Edge business venture continues down its growth path and customer evaluations of several new products are very positive. The number of evaluations in process and planned continues to grow. We believe we have resolved the issues with outside contractors that delayed product introductions and we remain positive about this opportunity.

Mr. Lacey concluded “CSI remains committed to transforming its business by focusing on new products in growth markets, while adjusting spending and capital levels to offer solid returns for shareholders. By the end of 2017 this transformation should be nearing completion and we look forward to 2018 with increased optimism.”

1 “New product sales” represent sales from new products introduced within the last three years.

Q3 2017 Segment Financial Overview

Suttle

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Sales	$7,536	$10,420	$24,888	$33,424
Gross profit	(1,431)	340	441	3,485
Operating loss	(4,466)	(2,551)	(8,660)	(6,553)

Suttle sales decreased 28% in the third quarter of 2017 to $7,536,000 compared to $10,420,000 in the same period of 2016 due to continuing pricing pressures from major telecommunications customers, volume declines in legacy products, and a continuing shift in purchasing decisions from Tier 1 telecom suppliers to contractors and installers. Suttle’s gross margin decreased in the third quarter of 2017 to a negative $1.4 million, or (19%), due in part to $2.6 million of excess and obsolete inventory adjustments and $417,000 pre-paid royalty write off related to a third-party development agreement, which together resulted in a 40.6% unfavorable margin impact. This compared to a Q3 2016 gross margin of $340,000, or 3.3%, that included a $353,000 excess and obsolete inventory adjustment or a 3.4% unfavorable margin impact in Q3 2016. There was no pre-paid royalty adjustment in Q3 2016. Suttle incurred $796,000 in restructuring expense in the third quarter of 2017 related to the closure of its Costa Rica facility, primarily related to disposal of production equipment that will no longer be used. Our shutdown activities extended into the third quarter and total 2017 costs were $2.3 million. We do not expect any material restructuring costs in the fourth quarter of 2017.

Transition Networks

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Sales	$9,327	$11,789	$27,831	$30,294
Gross profit	3,985	5,439	12,164	13,024
Operating income (loss)	176	1,615	683	(200)

Transition Networks sales decreased 21% to $9,327,000 in the third quarter of 2017 compared to $11,789,000 in 2016. Sales in North America decreased $2,065,000, or 22%, due to a delay in federal government spending and supply chain disruptions. International sales decreased $397,000, or 17%, primarily due to general weakness in global markets. Transition Networks had operating income of $176,000 in Q3 2017 compared to operating income of $1.6 million in 2016, representing the fifth consecutive quarter of profitability.

JDL Technologies

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Sales	$3,613	$3,397	$10,504	$12,360
Gross profit	883	1,013	2,805	4,335
Operating income (loss)	412	450	(262)	1,804

JDL Technologies finished the third quarter of 2017 with sales of $3,613,000 which is a 6% increase compared to $3,397,000 in 2016. Revenues from the education sector increased $487,000 or 20% in the third quarter of 2017 as compared to the 2016 third quarter due to the addition of unforecasted projects by our primary education customer. Revenues from the commercial sector decreased $271,000 or 27% in the third quarter of 2017 as compared to the 2016 third quarter due to a decrease in the number of infrastructure and professional services projects due, in part, to JDL’s continued focus on building its recurring managed services revenue rather than incident-based or project-based opportunities. Operating income of $412,000 in the third quarter of 2017 decreased slightly from operating income of $450,000 in the same period of 2016.

Net2Edge

(in 000s)	Three Months Ended September 30		Nine Months Ended September 30
	2017	2016	2017	2016
Sales	$182	$275	$719	$1,434
Gross profit	60	147	457	752
Operating loss	(776)	(689)	(1,941)	(1,747)

Transformation of the original Patapsco business into the Net2Edge venture continues. Q3 sales decreased 34% to $182,000 in the third quarter of 2017 compared to $275,000 in 2016, primarily due to delays in release of new products and the related customer product testing. Net2Edge reported an operating loss of $776,000 in the third quarter of 2017 compared to a loss of $689,000 in the same period of 2016.

Form 10-Q

For further information, please see the Company’s Form 10-Q, which the Company expects to file on or before November 10, 2017.

About Communications Systems

Communications Systems, Inc. provides connectivity infrastructure and services for global deployments of broadband networks. Focusing on innovative, cost-effective solutions, CSI provides customers the ability to deliver, manage, and optimize their broadband network services and architecture. From the integration of fiber optics in any application and environment to efficient home voice and data deployments to optimization of data and application access, CSI provides tools for maximum utilization of the network from the edge to the user. With partners and customers in over 50 countries, CSI has built a reputation as a reliable global innovator focusing on quality and customer service.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Communications Systems’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties affecting the operation of Communications Systems’ business. These risks, uncertainties and contingencies are presented in the Company’s Annual Report on Form 10-K and, from time to time, in the Company’s other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that the Company’s financial results in any particular period may not be indicative of future results. Communications Systems is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Communications Systems, Inc.

Mark D. Fandrich

Chief Financial Officer

952-582-6416

mark.fandrich@commsysinc.com

Roger H. D. Lacey

Chief Executive Officer

952-996-1674

Selected Income Statement Data

	Unaudited
	Three Months Ended		Nine Months Ended
	Sept. 30, 2017	Sept. 30, 2016	Sept. 30, 2017	Sept. 30, 2016
Sales	$20,412,439	$25,616,640	$63,280,980	$76,594,526
Gross profit	$3,303,907	$6,690,598	$15,279,612	$20,835,359
Operating loss	(4,653,647)	(1,175,411)	(10,180,263)	(2,567,076)
Loss before income taxes	(4,631,355)	(1,260,468)	(10,195,238)	(6,032,319)
Income tax (benefit) expense	(109,340)	3,301	(67,014)	242,617
Net loss	$(4,522,015)	$(1,263,769)	$(10,128,224)	$(6,274,936)

Basic net loss per share	$(0.50)	$(0.14)	$(1.13)	$(0.71)
Diluted net loss per share	$(0.50)	$(0.14)	$(1.13)	$(0.71)
Cash dividends declared per share	$0.04	$0.04	$0.12	$0.36

Average basic shares outstanding	8,960,606	8,849,236	8,934,235	8,816,042
Average dilutive shares outstanding	8,960,606	8,849,236	8,934,235	8,816,042

Selected Balance Sheet Data

	Unaudited
	Sept. 30, 2017	Dec. 31, 2016
Total assets	$61,260,334	$73,177,016
Cash, cash equivalents & investments	17,791,597	16,248,550
Working capital	38,157,267	44,004,930
Property, plant and equipment, net	12,963,718	15,719,403
Long-term liabilities	37,936	176,161
Stockholders’ equity	51,102,852	61,632,692